Salomon Home Equity Loan Trust  Asset Backed Pass-Through
Certificates  Series 2002-WMC1
Schedule of Year-To-Date Principal and Interest Distributions to
Certificateholders for 2002
Class   Interest           Principal PaidRealized     Ending Balance
        Distribution                     Losses
A       3,877,316.48       40,951,765.92 0.00         162,038,234.08
CE      13,198,016.85      0.00          0.00         3,714,089.97
M1      424,309.96         0.00          0.00         16,709,000.00
M2      428,123.92         0.00          0.00         13,616,000.00
M3      294,131.34         0.00          0.00         8,045,000.00
M4      98,548.83          0.00          0.00         2,475,000.00
P       754,250.44         0.00          0.00         100.00
R       0.00               0.00          0.00         0.00